Exhibit 3.10

CERTIFICATE OF CORRECTION FILED TO CORRECT

A CERTAIN ERROR IN THE CERTIFICATE

OF

HAWAIIAN TELECOM SERVICES COMPANY

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON DECEMBER 21, 2004

Hawaiian Telecom Services Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the corporation is Hawaiian Telecom Services Company.

2. That a Certificate of Incorporation was filed by the Secretary of State of Delaware on December 21, 2004, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows:

The word “Telecom” in the name of the Corporation was misspelled, should read as “Telcom.”

4. Article 1 of the Certificate is corrected to read as follows:

1. The name of the corporation is Hawaiian Telcom Services Company.

IN WITNESS WHEREOF, said Hawaiian Telecom Services Company has caused this Certificate to be signed by Rosalynn Christian, its Assistant Secretary, this 3rd day of January, 2005.

/s/ Rosalynn Christian
Rosalynn Christian
Assistant Secretary